EXHIBIT 10.1









                       STOCK AND ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN


                       MANAGEDSTORAGE INTERNATIONAL, INC.

                                       AND

                            FRONT PORCH DIGITAL INC.







                            Dated as of July 31, 2002




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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

RECITALS......................................................................1

ARTICLE I PURCHASE AND SALE OF THE SUBSIDIARY SHARES, THE SELLER SOFTWARE,
      THE OTHER SOFTWARE AND THE SELLER TRADEMARKS............................1

      SECTION 1.1.  PURCHASE AND SALE OF THE SUBSIDIARY SHARES................1
      SECTION 1.2.  PURCHASE AND SALE OF THE SELLER SOFTWARE, THE OTHER
                    SOFTWARE AND SELLER TRADEMARKS............................1
      SECTION 1.3.  CONSIDERATION.............................................2
      SECTION 1.4.  LOCK-UP AGREEMENT.........................................3
      SECTION 1.5.  REGISTRATION RIGHTS.......................................3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER...........................3

      SECTION 2.1.  ORGANIZATION; AUTHORITY; BINDING AGREEMENT................3
      SECTION 2.2.  NO CONFLICT; FILINGS AND CONSENT..........................4
      SECTION 2.3.  SELLER SOFTWARE...........................................4
      SECTION 2.4.  ORGANIZATION AND QUALIFICATION; ORGANIZATIONAL
                    DOCUMENTS; BOOKS AND RECORDS..............................6
      SECTION 2.5.  CAPITALIZATION; OWNERSHIP OF SHARES;
                    SUBSIDIARIES..............................................6
      SECTION 2.6.  GOOD TITLE TO SUBSIDIARIES SHARES.........................7
      SECTION 2.7.  FINANCIAL STATEMENTS......................................7
      SECTION 2.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS......................7
      SECTION 2.9.  ACCOUNTS RECEIVABLE; PAYABLES.............................7
      SECTION 2.10. OWNERSHIP OF THE ASSETS...................................8
      SECTION 2.11. CONTRACTS.................................................8
      SECTION 2.12. LITIGATION................................................9
      SECTION 2.13. COMPLIANCE WITH LAWS......................................9
      SECTION 2.14. TAXES AND ASSESSMENTS.....................................9
      SECTION 2.15. EMPLOYMENT MATTERS.......................................11
      SECTION 2.16. TRANSACTIONS WITH RELATED PARTIES........................11
      SECTION 2.17. BROKERS..................................................11
      SECTION 2.18. HSR......................................................11
      SECTION 2.19. ENVIRONMENTAL MATTERS....................................11
      SECTION 2.20. INVESTMENT IN PURCHASER COMMON STOCK.....................12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................12

      SECTION 3.1.  ORGANIZATION AND QUALIFICATION...........................12
      SECTION 3.2.  CERTIFICATE OF INCORPORATION AND BYLAWS..................12
      SECTION 3.3.  AUTHORITY................................................12
      SECTION 3.4.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS...............13
      SECTION 3.5.  CAPITALIZATION...........................................13



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      SECTION 3.6.  ISSUANCE OF PURCHASER STOCK..............................13
      SECTION 3.7.  SEC FILINGS..............................................14
      SECTION 3.8.  FINANCIAL STATEMENTS.....................................14
      SECTION 3.9.  ABSENCE OF CERTAIN CHANGES OR EVENTS.....................14
      SECTION 3.10. INTELLECTUAL PROPERTY....................................14
      SECTION 3.11. AGREEMENTS...............................................15
      SECTION 3.12. LITIGATION...............................................15
      SECTION 3.13. COMPLIANCE WITH LAWS.....................................15
      SECTION 3.14. TAXES AND ASSESSMENTS....................................15
      SECTION 3.15. BROKERS..................................................16
      SECTION 3.16. HSR......................................................16
      SECTION 3.17. ENVIRONMENTAL MATTERS....................................16

ARTICLE IV COVENANTS.........................................................16

      SECTION 4.1.  APPOINTMENT OF DIRECTORS.................................16
      SECTION 4.2.  TAX FILING AND COOPERATION PROVISIONS....................17
      SECTION 4.3.  CONSIDERATION ALLOCATION.................................18
      SECTION 4.4.  REVENUES ................................................18
      SECTION 4.5.  CERTAIN TERMINATION COSTS................................19
      SECTION 4.6.  GUARANTY.................................................19
      SECTION 4.7.  INCREASE IN AUTHORIZED CAPITAL STOCK.....................19
      SECTION 4.8.  CONVERSION OF CERTAIN DEBT TO EQUITY.....................19

ARTICLE V CLOSING DELIVERIES.................................................19

      SECTION 5.1.  DOCUMENTS TO BE DELIVERED AT CLOSING BY SELLER...........20
      SECTION 5.2.  DOCUMENTS TO BE DELIVERED AT CLOSING BY PURCHASER........20

ARTICLE VI  INDEMNIFICATION; ARBITRATION.....................................21

      SECTION 6.1.  INDEMNIFICATION..........................................21
      SECTION 6.2.  ARBITRATION..............................................22

ARTICLE VII MISCELLANEOUS AND GENERAL........................................23

      SECTION 7.1.  EXPENSES.................................................23
      SECTION 7.2.  PRESS RELEASES...........................................23
      SECTION 7.3.  CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC..........23
      SECTION 7.4.  ASSIGNMENT AND BINDING EFFECT............................24
      SECTION 7.5.  DEFINITIONS..............................................24
      SECTION 7.6.  NOTICES..................................................26
      SECTION 7.7.  AMENDMENT................................................27
      SECTION 7.8.  GOVERNING LAW............................................27
      SECTION 7.9.  NO BENEFIT TO OTHERS.....................................27
      SECTION 7.10. SEVERABILITY.............................................28
      SECTION 7.11. SECTION HEADINGS.........................................28
      SECTION 7.12. SCHEDULES AND EXHIBITS...................................28
      SECTION 7.13. COUNTERPARTS.............................................28



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                       STOCK AND ASSET PURCHASE AGREEMENT


         STOCK AND ASSET PURCHASE AGREEMENT (this "Agreement") dated as of July 31, 2002, by and between MANAGEDSTORAGE INTERNATIONAL, INC., a Delaware corporation ("Seller"), and FRONT PORCH DIGITAL INC., a Nevada corporation ("Purchaser").

                                    RECITALS

         WHEREAS, Seller owns all of the outstanding shares of capital stock (the "Subsidiary Shares") of ManagedStorage International France, a French SOCIETE PAR ACTIONS SIMPLIFIEE (the "Company");

         WHEREAS, Seller intends to sell, and the Purchaser intends to purchase, the Subsidiary Shares;

         WHEREAS, Seller owns that certain Software as more particularly described on EXHIBIT A-1 hereto (the "Seller Software") and EXHIBIT A-2 hereto (the "Other Software") and the trademarks listed on EXHIBIT B hereto (the "Seller Trademarks"), and is a party to that certain Software License Agreement (the "StorageTek Agreement") dated March 29, 2000 between Seller and Storage Technology Corporation ("StorageTek") and the US Reseller Agreements (as hereinafter defined);

         WHEREAS, Seller intends to sell, and Purchaser intends to purchase, the Seller Software, the Other Software and the Seller Trademarks and Seller intends to assign, and Purchaser intends to assume, the StorageTek Agreement and the US Reseller Agreements;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

                                    ARTICLE I
   PURCHASE AND SALE OF THE SUBSIDIARY SHARES, THE SELLER SOFTWARE, THE OTHER
                       SOFTWARE AND THE SELLER TRADEMARKS

         SECTION 1.1. PURCHASE AND SALE OF THE SUBSIDIARY SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing (defined in Section 7.5), Seller agrees to sell, convey, assign and transfer to Purchaser, and Purchaser agrees to purchase, the Subsidiary Shares, free and clear of all Encumbrances (as defined in Section 7.5 hereof).

         SECTION 1.2. PURCHASE AND SALE OF THE SELLER SOFTWARE, THE OTHER SOFTWARE AND SELLER TRADEMARKS. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, the Seller Trademarks, the Seller Software, and the Other Software, in each case, free and clear of all Encumbrances other than the rights granted under the StorageTek


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Agreement, the agreements set forth on SCHEDULE 1.2(A) (the "Reseller
Agreements" and the last two agreements listed thereon referred to herein as the "US Reseller Agreements") and the agreements set forth on SCHEDULE 1.2(B) (the "End-User Contracts") and the terms of the Oracle Partner Agreement dated February 4, 2002 between Oracle France SAS and the Company (the "Oracle Agreement") and the License Agreement dated September 10, 1999 between Merger Technologies, Inc. and StorageTek, as amended and assigned to the Company by that certain letter agreement dated July 5, 2000 (as amended, the Merge Agreement").

         SECTION 1.3. CONSIDERATION.

                  (a) INITIAL CONSIDERATION. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment and transfer of the Subsidiary Shares, the Seller Software, the Other Software and the Seller Trademarks to Purchaser, at the Closing, Purchaser agrees to (i) issue and deliver to Seller 5,000,000 shares of common stock, par value $.001 per share, of Purchaser (the "Purchaser Common Stock"); (ii) issue and deliver to Seller a warrant in the form attached hereto as EXHIBIT C for the purchase of 1,750,000 shares of Purchaser Common Stock at a price of $2.00 per share, exercisable immediately and expiring on July 31, 2012; and (iii) issue and deliver to Seller a warrant in the form attached hereto as EXHIBIT D for the purchase of 1,750,000 shares of Purchaser Common Stock at a price of $4.00 per share, exercisable immediately and expiring on July 31, 2012 (the warrants described in clauses (ii) and (iii) are collectively referred to herein as the "Warrants").

                  (b) EARN-OUT. Purchaser agrees to issue and deliver Additional Shares (as hereinafter defined) to Seller upon the terms and subject to the conditions of this Section 1.3(b). As used herein, "Additional Shares" means such number of shares of Purchaser Common Stock equal to (x) 2,500,000 if, during the period from the date hereof through December 31, 2002 (the "Earn-Out Period"), Revenues (as hereinafter defined) equal or exceed US$1,000,000 or (y) 2,500,000 multiplied by (Revenues/US$1,000,000) if, during the Earn-Out Period, Revenues are less than US$1,000,000. As used herein, "Revenues" means that portion of the gross revenue of Purchaser and the Company (or any successor entities or the resultant entity if such entities are combined) or of any assignee, transferee, licensee, or purchaser of the Seller Software or Other Software, determined in accordance with US or French generally accepted accounting principles ("GAAP"), as applicable, applied on a consistent basis, in each case attributable to the Seller Software or Other Software, software development related to the Seller Software or Seller Software and hardware sales related to the Seller Software or Other Software, including any amounts that become due during the Earn-Out Period from customers existing prior to the Earn-Out Period (regardless of whether such amounts are billed and/or collected during the Earn-Out Period or at any other time) and, with respect to any agreement (whether written or otherwise) entered into during the Earn-Out Period, any amounts to be received thereunder (regardless of whether such amounts are billed and/or collected during the Earn-Out Period or at any other time) over the life of such agreement (for example, if an agreement entered into on August 1, 2002 provides for a monthly payment to the Company of US$5000 for 12 months, US$60,000 would be included in Revenues in connection with such agreement). Purchaser shall prepare a monthly report (each a "Report") of the Revenues for each month during the Earn-Out Period and deliver it to Seller within 30 days following the last day of each month during the Earn-Out Period. Purchaser shall, and shall cause the Company or any successor or combined entity, to act in good faith and use its commercially reasonable efforts to (i) satisfy all obligations under any



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agreements giving rise to Revenues that are in existence at the commencement of the Earn-Out Period and (ii) enter into agreements giving rise to Revenues during the Earn-Out Period and in no event delay entry into any such agreements to circumvent the obligation to issue Additional Shares to Seller hereunder. Purchaser shall give Seller and its representatives full access at all reasonable times to the books and records of Purchaser and the Company (including accountants' work papers) relating to the Seller Software or Other Software in order to verify the Revenues. Within 30 days (the "Response Period") following the receipt of the Report for December 2002 (the "December Report"), which report shall specify the total Revenues for the Earn-Out Period and the number of Additional Shares to be issued to Seller, Seller shall notify Purchaser in writing of any dispute regarding the December Report, the Revenues and/or the Additional Shares, which notice shall set forth in reasonable detail the basis for such dispute. If Seller fails to notify Purchaser of any such dispute during the Response Period, the December Report and the Revenues and the Additional Shares set forth therein shall be deemed to be accepted by Seller and Purchaser shall issue the number of Additional Shares specified in the December Report within ten Business Days after the expiration of the Response Period. In the event that Seller notifies Purchaser of a dispute during the Response Period, Purchaser shall issue the Additional Shares specified in the December Report within ten Business Days after receipt of such notice and Purchaser and Seller shall cooperate in good faith to resolve the dispute as promptly as possible. If Seller and Purchaser are unable to resolve the dispute within 15 Business Days of Seller's delivery of the notice of dispute, then the dispute shall be submitted to an arbitration pursuant to Section 6.2 hereof.

         SECTION 1.4. LOCK-UP AGREEMENT. At the Closing, Seller and Purchaser shall enter into a Lock-Up Agreement in the form attached hereto as EXHIBIT E (the "Lock-Up Agreement").

         SECTION 1.5. REGISTRATION RIGHTS. At the Closing, Seller and Purchaser shall enter into the Registration Rights Agreement attached hereto as EXHIBIT F (the "Registration Rights Agreement").


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser that the following representations and warranties are true and correct as of the date hereof:

         SECTION 2.1. ORGANIZATION; AUTHORITY; BINDING AGREEMENT. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement and the Seller Ancillary Documents (as defined in Section 5.1 hereof) by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and stockholder action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Seller Ancillary Documents or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Seller Ancillary Documents has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to



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or affecting creditors' rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

         SECTION 2.2. NO CONFLICT; FILINGS AND CONSENTS. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller does not, and the performance by Seller of its obligations under this Agreement and the Seller Ancillary Documents will not, (i) conflict with or violate the certificate of incorporation of Seller or the bylaws of Seller or the equivalent organizational documents of the Company, (ii) conflict with or violate any Law (as defined in Section 7.5 hereof) applicable to Seller or the Company or their respective Assets (as defined in Section 7.5 hereof) in any material respect, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company is bound or by which any of their respective Assets is subject except, with respect to clause (iii), for such breaches or defaults that, either individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 7.5 hereof) on Seller or the Company or create or perfect any Lien or otherwise have any effect on Purchaser's use of or ownership interest in, the Seller Software or Other Software. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller does not, and the performance of this Agreement and the Seller Ancillary Documents by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in Section 7.5 hereof) by Seller or the Company.

         SECTION 2.3. SELLER SOFTWARE.

                  (a) Except for the Oracle Software (as defined in SCHEDULE 2.3(D)) and the Merge Software (as defined in SCHEDULE 2.3(D), the Company does not own or license any Intellectual Property other than pursuant to its license to the Seller Software and the Other Software. The Company's license to the Seller Software and the Other Software shall be terminated as of the Closing. Except for the Oracle Software and the Merger Software, the Seller Software and the Other Software is the only Software currently sold, licensed or marketed by the Company in the operation of its Business.

                  (b) The Seller owns all right, title and interest in and with respect to the Seller Software and any Intellectual Property of which Seller and Company are aware that covers or is embodied by the Seller Software, free and clear of any Encumbrances other than the rights granted under the StorageTek Agreement, the Reseller Agreements and the End-User Contracts and the terms of the Oracle Agreement and the Merge Agreement and no royalties or other payments are due to any Person or entity with respect thereof.

                  (c) With respect to the Seller Software (i) the Seller has made available to the Purchaser true and complete copies of all Software Documentation with respect thereto, (ii) the Software Documentation includes the source code, system documentation, statements of principles of operation, and schematics for all Seller Software, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer and to support all current and prior releases of the Seller Software; (iii) the Software Documentation also includes any program (including



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compilers), "workbenches," tools, and higher level (or "proprietary") languages used for the maintenance and implementation of the Seller Software; and (iv) the Seller Software performs in all material respects in accordance with the specifications for the most recent release of the Seller Software.

                  (d) Except as set forth on SCHEDULE 2.3(D), Seller is not a party to any third party licenses pursuant to which a Person has granted to Seller a right to use any Intellectual Property in connection with the Seller Software.

                  (e) Seller has filed a Trademark application with the United States Patent and Trademark Office on April 30, 2002 (number 76402613) (the "Trademark Application") but has no other pending applications for or registrations or grants of Copyrights, Trademarks or Patents used in connection with the Seller Software. All statements and representations made by Seller with respect to the Trademark Application were true in all material respects as of the time they were made.

                  (f) Neither the Company nor the Seller has granted, transferred or assigned to any Person any right or interest in, and no third party has the right to use or exploit, or to Seller's Knowledge is using or exploiting, any of, the Seller Software or the Software Documentation, except pursuant to a valid and enforceable contract with the Company or the Seller which has been disclosed to the Purchaser.

                  (g) Except as set forth on SCHEDULE 2.3(G), there are no contracts with respect to the marketing, distribution, licensing, or promotion of the Seller Software or any Software Documentation related to the Seller Software by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

                  (h) Seller has taken commercially reasonable actions to protect against the existence of (A) any protective, encryption, security or lock-out devices which might in any way interrupt, discontinue or otherwise adversely affect the Seller Software or the Purchaser's use thereof; and (B) any so-called computer viruses, worms, trap or back doors, trojan horses or any other instructions, codes, programs, data or materials which could improperly or wrongfully interfere with the operation or use of the Seller Software.

                  (i) Seller has taken all actions which a reasonably prudent person would take to maintain the source code of the Seller Software as confidential and proprietary, to protect against the loss, theft or unauthorized use of such source code, and to protect and preserve the confidentiality of the Trade Secrets of Seller relating to the Seller Software. To the Knowledge of Seller, no third party, other than StorageTek, possesses a copy of the source code for the Seller Sofware.

                  (j) To the Knowledge of Seller, there is no misappropriation, misuse or infringement of the Seller Software by any third party. To the Knowledge of Seller, the use by Seller of the Seller Software in the conduct of its business as currently conducted does not infringe any Intellectual Property rights of any third party. There is no claim, suit, action or proceeding pending or, to Seller's Knowledge, threatened against Seller related to the Seller Software (i) alleging any infringement of any third party's Intellectual Property rights or (ii)

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challenging the ownership, use, validity or enforceability of the Seller
Software. Seller has not entered into any consent, indemnification, forbearance to sue or settlement agreement with any Person relating to the Seller Software or the Intellectual Property of any third party.

                  (k) To the extent developed by Seller's employees, agents, consultants, free-lance workers and independent contractors, all right, title and interest in the Seller Software, and any updates, upgrades or other modifications thereto, and any Intellectual Property covering or embodied by the Seller Software or such updates, upgrades or other modifications, has been transferred to Seller either by operation of law or pursuant to a valid and binding written agreement between Seller and such employee, agent, consultant, free-lance worker or contractor.

                  (l) THE SELLER SOFTWARE IS PROVIDED "AS IS" AND, EXCEPT AS PROVIDED IN THIS SECTION 2.3, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SELLER SOFTWARE OR THE USE THEREOF WHETHER ARISING FROM COURSE OF DEALING, USAGE OR TRADE OR STATUTORY PROVISIONS. SELLER HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

         SECTION 2.4. ORGANIZATION AND QUALIFICATION; ORGANIZATIONAL DOCUMENTS; BOOKS AND RECORDS. The Company is an entity duly organized, validly existing and in good standing under the laws of France. The Company has the requisite power and authority to carry on its business as now being conducted and to own or hold under lease and operate its Assets. The Company is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Seller has previously made available to Purchaser complete and correct copies of the Company's organizational documents, as amended to date (the "Company Charter Documents"). Such Company Charter Documents are in full force and effect. The minute books of the Company, which have been made available to Purchaser, are complete and correct in all material respects.

         SECTION 2.5. CAPITALIZATION; OWNERSHIP OF SHARES; SUBSIDIARIES. The authorized and outstanding capital stock of the Company consists of 15, 816,989 shares (the "Outstanding Shares"), which constitutes the "Subsidiary Shares." All of the Subsidiary Shares are owned of record by Seller. There are no outstanding options, warrants or other rights, or any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, or any obligation of the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All of the shares of capital stock of the Company, have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to

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preemptive rights. No shares of the capital stock of the Company have been reserved for any purpose. The Company has no Subsidiaries or any equity interest in any Person.

         SECTION 2.6. GOOD TITLE TO SUBSIDIARY SHARES. The stock transfer form to be executed and delivered by Seller to Purchaser pursuant to Section 5.1(a) hereof will be a valid and binding obligation of the Seller, enforceable in accordance with its terms, and will effectively vest in Purchaser good, valid and marketable title to the Subsidiary Shares to be transferred to Purchaser pursuant to this Agreement, free and clear of all Encumbrances.

         SECTION 2.7. FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 2.7 are the unaudited financial statements of the Company for the fiscal years ended December 31, 2000 and December 31, 2001 and the fiscal quarter ended March 31, 2002 (collectively, the "Seller Financial Statements"). The Seller Financial Statements present fairly, in all material respects, the financial condition of the Company for the respective periods indicated and have been prepared in accordance with French GAAP applied on a consistent basis.

         SECTION 2.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 2.8, since March 31, 2002, there has not been: (a) any occurrence which has had or would reasonably be expected to have a Material Adverse Effect on the Company; (b) any damage, destruction or loss (whether or not covered by insurance) in excess of $25,000 in the aggregate; (c) any forgiveness or cancellation of debts or claims owed to, or by, the Company in excess of $25,000 in the aggregate, or termination, abandonment or waiver of any material rights,
(d) any increase in the compensation or benefits payable or to become payable by the Company to any employees of the Company; (e) any discharge or satisfaction of any Encumbrance or payment of any liability or obligation by the Company other than current liabilities in the Ordinary Course of Business (as defined in Section 7.5 hereof) or Encumbrances that are not material, (f) any dividend or distribution in respect of, or any redemption or repurchase of, the Company's capital stock; (g) any material liability (absolute or contingent, matured or unmatured) incurred except current liabilities incurred in the Ordinary Course of Business; (h) any mortgage, pledge or Encumbrance (other than Permitted Encumbrances (as defined in Section 7.5 hereof)) placed on any of the Company's Assets, (i) any sale, exchange, transfer or other disposition of any of the Company's Assets except in the Ordinary Course of Business, (j) any write-down the value of any of the Company's Assets or any write-off of any accounts receivable as uncollectible, except write downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, is material; (k) any entry into transactions other than in the Ordinary Course of Business; (l) any change in any method of accounting or accounting practice except as required by concurrent changes in generally accepted accounting principles in France; or (m) any agreement to do any of the foregoing.

         SECTION 2.9. ACCOUNTS RECEIVABLE; PAYABLES.

                  (a) The Company has, in the aggregate, not less than US$1,000,000 of cash, accounts receivable, VAT tax refund receivables for the years 2000 and 2001, and other refunds, entitlements or government grants that mature or are payable prior to December 31, 2002; provided that Seller makes no representation or warranty with respect to the collectibility of any such accounts receivable, refunds, entitlements or grants and Purchaser Losses (as defined in Section 6.1(a) hereof) shall not include any failure to collect any such accounts receivable,

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refunds, entitlements or grants. All accounts receivable of the Company have arisen in the Ordinary Course of Business in arms-length transactions for goods actually sold and services actually performed or to be performed. The Company has available in its records copies of invoices and of all existing contracts with respect to all such accounts receivable. SCHEDULE 2.9(A) sets forth a complete statement of the trade accounts receivable of the Company outstanding as of July 23, 2002; provided that Seller makes no representation or warranty with respect to the collectibility of any such trade accounts receivable and Purchaser Losses (as defined in Section 6.1(a) hereof) shall not include any failure to collect any such trade accounts receivable.

                  (b) SCHEDULE 2.9(B) identifies all trade accounts payable of the Company outstanding as of July 23, 2002.

         SECTION 2.10. OWNERSHIP OF THE ASSETS.

                  (a) The Company owns and has good title to the Assets it purports to own and such Assets are free and clear of all Encumbrances other than Permitted Encumbrances. No Person has an option to purchase, right of first refusal, right to use or other similar right with respect to all or any part of any Assets owned by the Company other than in the Ordinary Course of Business.

                  (b) The Company does not own any real property. The only lease for real property to which the Company is a party is the Lease dated as of May 28, 2000 by and between SCI Montana 99 and the Company for the premises at "Immeuble Couronne II" 14 rue Michael Labrousse, Toulouse (the "Lease"). With respect to the Lease, (i) the Lease is in full force and effect and is binding and enforceable in accordance with its terms; (ii) all rental and other charges payable pursuant to the terms and conditions of the Lease have been paid and no rent has been paid in advance more than thirty (30) days; (iii) there are no charges, offsets or defenses against the enforcement by the lessor thereunder of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of the Lease; (iv) there are no defaults by the Company of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of the Lease; (v) there are no actions or proceedings pending or, to Seller's Knowledge, threatened, by the lessor under the Lease; (vi) except for the security deposits identified on
SCHEDULE 2.10(B), the lessor does not hold any deposits for the Company's accounts on the Lease; (vii) the sale of the Company to the Purchaser is not prohibited under the Lease or require the consent of the lessor; and (viii) there are no defaults by the lessor of any agreement, covenant or condition on the part of the lessor to be performed or observed pursuant to the terms of the Lease. The current expiration date and remaining options to extend the Lease as well as minimum monthly rent and additional rent due under the Lease are as set forth on SCHEDULE 2.10(b).

         SECTION 2.11. CONTRACTS. SCHEDULE 2.11 lists each agreement that is material to the Company (each a "Material Contract"). Each Material Contract is valid, in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law)). The Company has not breached any such Material Contract or any other contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound, the effect of which could have a Material Adverse Effect on the Company, and neither the Company nor, to Seller's Knowledge, any third party, is in default under any such Material Contract, contract or instrument, the effect of which would have a Material Adverse Effect on the Company. To Seller's Knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default. Except as set forth on SCHEDULE 2.11, the Company is not a party to any agreement for the borrowing or lending of money with respect to its business or a party to any guaranty agreement. Except as set forth on SCHEDULE 2.11, the Company is not a party to any agreement that limits the right of the Company to engage in, or to compete with any person in, any business, including any agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company.

         SECTION 2.12. LITIGATION. There is no action, suit, investigation, claim, arbitration or litigation pending or, to Seller's Knowledge, threatened against or involving the Seller Software, the Other Software, the Seller Trademarks or the Company or its Assets, at law or in equity, or before or by any court, arbitrator or Governmental Entity. None of the Company, its Assets, the Subsidiary Shares, the Other Software or the Seller Software is subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. None of the Seller Software, the Other Software, the Seller Trademarks, the Subsidiary Shares or any Assets of the Company have been taken or expropriated by any federal, state, provincial, municipal or other Governmental Entity nor has any notice or proceeding with respect thereto been given or commenced, nor does Seller have Knowledge of any intent or proposal by any Governmental Entity to give any such notice or commence any such proceeding.

         SECTION 2.13. COMPLIANCE WITH LAWS. The Company is in compliance with all Laws applicable to its Assets and its business and operations, except for such noncompliance as would not have a Material Adverse Effect on the Company.

         SECTION 2.14.  TAXES AND ASSESSMENTS.

                  (a) The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed. The Tax Returns filed are complete and accurate in all material respects. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

                  (b) The unpaid Taxes of the Company (i) did not, as of March 31, 2002, exceed the reserve for liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the financial statements (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the date of Closing in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (c) To the Knowledge of Seller, no deficiencies for Taxes of the Company have been claimed, proposed or assessed by any taxing or other governmental authority with respect to any period for which said deficiency would not be barred by the applicable period of limitations. Except as set forth on SCHEDULE 2.14(C), the Company has received no notice of any pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. There are no outstanding agreements or waivers by the Company that extend the statutory period of limitations applicable to any Taxes or Tax Returns.

                  (d) There are no Encumbrances for Taxes on any of the Company's Assets other than liens securing taxes, assessments and governmental charges not yet due and payable as of the date of Closing.

                  (e) All elections with respect to Taxes affecting the Company or the assets of the Company are set forth on SCHEDULE 2.14(E).

                  (f) Except as set forth in SCHEDULE 2.14(F), (i) the Company is not party to any Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or the Assets of the Company; and (ii) and, after the date of Closing, neither the Company nor the Assets of the Company shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the date of Closing.

                  (g) The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any similar provision of state, local or foreign law) and (iv) is not a "foreign personal holding company" as defined in Section 552 of the Code (or any similar provision of state, local or foreign law).

                  (h) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (i) The Company does not own a "United States real property interest" within the meaning of Section 897(c)(1) of the Code.

                  (j) The Company has no liability for the Taxes of any Person (other than Taxes of the Company) (i) as a transferee or successor, or (ii) by contract.

                  (k) The Company has never participated in or cooperated with an international boycott within the meaning of Section 999 of the Code, and has never been requested to participate in or cooperate with such a boycott.

                  (l) The Company has never engaged in a trade or business within the United States for purposes of the Code.

         SECTION 2.15. EMPLOYMENT MATTERS. SCHEDULE 2.15(A) sets forth a true and complete list of (a) all directors of the Company, (b) all officers (with office held) of the Company, (c) all consultants and independent contractors retained by the Company currently or during the last fiscal year and (d) all employees of the Company, including each such employee's job title, remuneration and duration of employment period. The Company is not a party to, and none of its employees is subject to, any employment agreement or collective bargaining agreement or other union contract, other than as disclosed in SCHEDULE 2.15(B). The Company is in compliance in all material respects with applicable federal, state and local laws affecting labor, employment and employment practices, including terms and conditions of employment and wages and hours. SCHEDULE 2.15(C) sets forth a true and complete list of all employees terminated by the Company within the past 12 months. Neither Purchaser, the Company nor the Assets will be subject to any claim by any Person listed on SCHEDULE 2.15(D) for "severance payment" or any other payment by reason of anything done by the Company prior to or after the Closing. SCHEDULE 2.15 (E) list each employee benefit plan applicable to the Company's employees to which the Company has contributed or under which it has any material liability.

         SECTION 2.16. TRANSACTIONS WITH RELATED PARTIES. Except as set forth on
SCHEDULE 2.16, neither Seller nor, to Seller's Knowledge, any officer or director of the Company or any Person known by the Company to be an Affiliate (as defined in Section 7.5 hereof) of any of them, is currently a party to any transaction or agreement with the Company, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, Seller or any such officer, director or Affiliate.

         SECTION 2.17. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its officers, directors, stockholders or Affiliates.

         SECTION 2.18. HSR. Seller is its own ultimate parent entity as the term "ultimate parent entity" is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and its implementing regulations. Seller's total assets are, and will be at the time of closing, less than $100 million as determined in accordance with the HSR Act and its implementing regulations. Seller's annual net sales for the year ended December 31, 2001 were less than $100 million as determined in accordance with the HSR Act and its implementing regulations.

         SECTION 2.19. ENVIRONMENTAL MATTERS. To Seller's Knowledge, the Company's current and previous use of the real property subject to the Lease is in material compliance with all applicable Environmental Laws (including obtaining and compliance with all permits and approvals required thereunder). Neither the Company nor the Seller has received and the Seller is not aware of any other Person receiving any notice of any administrative, judicial or private party investigation, proceeding or action with respect to violations, alleged or proven, of applicable Environmental Laws by the Company or otherwise involving such real property. For the purposes hereof, "Environmental Laws" shall mean all applicable local, state, federal or foreign statutes and regulations relating to the protection of human health or the environment, as the foregoing are enacted and in effect prior to the Closing.

         SECTION 2.20.  INVESTMENT IN PURCHASER COMMON STOCK.

                  (a) Seller is an "accredited investor" as defined in Rule 501(a)(3) under the Securities Act of 1933, as amended (the "Securities Act").

                  (b) Seller is acquiring the shares of Purchaser Common Stock to be issued to it hereunder for investment for its own account, and not for the account of any other Person, and not with a view to, or for sale in connection with, any distribution, assignment, or resale of any part thereof in violation of the Securities Act. Seller understands that the shares of Purchaser Common Stock to be issued to it hereunder have not been, and will not be, registered in the United States under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein.

                  (c) Seller has made independent investigation of Purchaser and related matters as (i) Seller deems to be necessary or advisable in connection with the Seller's acceptance of the shares of Purchaser Common Stock to be issued to it hereunder and (ii) the Seller believes to be necessary in order to reach an informed decision as to the advisability of accepting the shares of Purchaser Common Stock to be issued to it hereunder

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the date hereof:

         SECTION 3.1. ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has the requisite power and authority to carry on its business as now being conducted and to own, lease and operate its Assets and to perform the terms of this Agreement and the transactions contemplated hereby. Purchaser is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary except where the failure to be so qualified and is in good standing would not have a Material Adverse Effect on Purchaser.

         SECTION 3.2. CERTIFICATE OF INCORPORATION AND BYLAWS. Purchaser has previously made available to Seller complete and correct copies of its certificate of incorporation and bylaws, as amended to date (together, the "Purchaser Charter Documents"). Such Purchaser Charter Documents are in full force and effect.

         SECTION 3.3. AUTHORITY. The execution and delivery of this Agreement and the Purchaser Ancillary Documents (as defined in Section 5.2 hereof) by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the Purchaser Ancillary Documents or to consummate the transactions contemplated hereby or thereby. No proceedings are required on the part of the stockholders of Purchaser to authorize this Agreement or the Purchaser Ancillary Documents or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Purchaser Ancillary Documents has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

         SECTION 3.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents will not, (i) conflict with or violate the Purchaser Charter Documents, (ii) conflict with or violate any Law applicable to Purchaser or its Assets in any material respect, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, or by which any of its Assets is subject except, with respect to clause
(iii), for such breaches or defaults that, either individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser does not, and the performance of this Agreement and the Purchaser Ancillary Documents by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than required filings with the Securities and Exchange Commission (the "SEC") and the filing and recordation with the French tax authorities of a duly executed short-form stock purchase agreement (the "Short-Form Stock Purchase Agreement") in the form attached hereto as EXHIBIT G and payment of applicable duties within 30 days after the date hereof.

         SECTION 3.5. CAPITALIZATION. The authorized capital stock of Purchaser consists of 50,000,000 shares of common stock, $.001 par value per share (the "Purchaser Common Stock"), of which 27,260,965 shares are issued and outstanding and of which 21,133,746 shares are reserved for issuance, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which is issued and outstanding. Except as set forth on SCHEDULE 3.5, there are no (i) options, warrants or other agreements obligating Purchaser to issue or sell any shares of capital stock of, or other equity interests in Purchaser; (ii) outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of its capital stock or (iii) outstanding obligations of Purchaser to register with the SEC any shares of its capital stock. All of the issued and outstanding shares of Purchaser capital stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights.

         SECTION 3.6. ISSUANCE OF PURCHASER COMMON STOCK. The shares of Purchaser Common Stock to be issued and delivered at the Closing will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances. The shares of Purchaser Common Stock to be issued upon exercise of the Warrants and pursuant to Section 1.3(b) hereof will, when issued, be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances.

         SECTION 3.7. SEC FILINGS. The reports filed by Purchaser with the SEC
(a) comply as to form in all material respects and were prepared in accordance of the requirements of the Securities Exchange Act of 1934, as amended, and (b) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on
SCHEDULE 3.7 or disclosed or contemplated in Purchaser's SEC reports, since the date of Purchaser's last periodic report filed with the SEC, Purchaser has incurred no liabilities, contingent or absolute, matured or unmatured and Purchaser has no Knowledge of any basis for such liabilities except current liabilities incurred in the Ordinary Course of Business, and there has been no event that has resulted in, or development that would reasonably be expected to result in, a Material Adverse Effect on Purchaser.

         SECTION 3.8. FINANCIAL STATEMENTS. The reports filed by Purchaser with the SEC include: (a) the audited balance sheet of Purchaser as of December 31, 2001 and the audited statements of operations and cash flows for the year then ended and (b) the unaudited balance sheet of Purchaser as of March 31, 2002, and the unaudited statement of operations and cash flows for the quarter then ended (collectively, the "Seller Financial Statements"). The Seller Financial Statements referred to in this Section 3.8 present fairly, in all material respects, the financial condition of Purchaser as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles in the United States (except for the absence of required footnotes in any unaudited statements) applied on a consistent basis.

         SECTION 3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed or contemplated in the reports filed by Purchaser with the SEC, since March 31, 2002, there has not been: (a) an occurrence which has had or would reasonably be expected to have a Material Adverse Effect on Purchaser, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of Purchaser's capital stock, or any purchase, redemption or other acquisition by Purchaser of any of Purchaser's capital stock or any other securities of Purchaser or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (c) any split, combination or reclassification of any of Purchaser's capital stock, or (d) any material change by Purchaser in its accounting methods, principles or practices, except as required by concurrent changes in generally accepted accounting principles in the United States.

         SECTION 3.10. INTELLECTUAL PROPERTY. Purchaser is the sole and exclusive owner of or has exclusive rights to use its Intellectual Property. To Purchaser's Knowledge, there is no misappropriation, misuse or infringement of Purchaser's Intellectual Property by any third party. To Purchaser's Knowledge, the use by Purchaser of its Intellectual Property in the conduct of its business as currently conducted does not infringe any Intellectual Property rights of any third party. There is no claim, suit, action or proceeding pending or, to Purchaser's Knowledge, threatened against Purchaser related to its Intellectual Property (i) alleging any infringement of any third party's Intellectual Property rights or (ii) challenging the ownership, use, validity or enforceability of Purchaser's Intellectual Property. Purchaser has not entered into any consent, indemnification, forbearance to sue or settlement agreement with any Person relating to its Intellectual Property or the Intellectual Property of any third party.

         SECTION 3.11. AGREEMENTS. To Purchaser's Knowledge, each Purchaser Material Contract (as hereinafter defined) is now valid, in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to the effects of creditors' rights generally and by the application of general principles of equity (whether applied in equity or law)). Purchaser has not breached any Purchaser Material Contract, the effect of which would have a Material Adverse Effect on Purchaser, and neither Purchaser nor to the Knowledge of Purchaser, any third party, is in default under any such Purchaser Material Contract, the effect of which would have a Material Adverse Effect on Purchaser. To the Knowledge of Purchaser, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default. As used herein, "Purchaser Material Contracts" means all agreements that would be required to be filed by Purchaser with the SEC pursuant to Item 601(10) of Regulation S-K if Purchaser were to file an annual report on Form 10-K on the date of this Agreement.

         SECTION 3.12. LITIGATION. Except as set forth on SCHEDULE 3.12, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Knowledge of Purchaser, threatened against or involving Purchaser, its Assets or the business and operations of Purchaser, at law or in equity, or before or by any court, arbitrator or Governmental Entity. Except as set forth on SCHEDULE 3.12, Purchaser is not operating under nor is it or its capital stock or Assets subject to, any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of, or by, any Governmental Entity. Except as set forth on SCHEDULE 3.12, no property or Assets of Purchaser has been taken or expropriated by any federal, state, provincial, municipal or other Governmental Entity nor has any notice or proceeding with respect thereto been given or commenced nor is Purchaser aware of any intent or proposal to give any such notice or commence any such proceeding.

         SECTION 3.13. COMPLIANCE WITH LAWS. Purchaser is in compliance with all Laws applicable to its Assets and its business and operations, except for such noncompliance as would not have a Material Adverse Effect on Purchaser.

         SECTION 3.14. TAXES AND ASSESSMENTS.

                  (a) Except for Purchaser's Tax Returns for its 2001 fiscal year (the "2001 Tax Returns") for which Purchaser has timely filed an extension to file such Tax Returns, Purchaser has timely filed with the appropriate taxing authorities all Tax Returns required to be filed. The Tax Returns filed are complete and accurate in all material respects. All Taxes due and payable by Purchaser (whether or not shown on any Tax Return) have been paid other than Taxes due in respect of the 2001 Tax Returns. No claim has ever been made by an authority in a jurisdiction where Purchaser does not file Tax Returns that Purchaser is or may be subject to taxation by that jurisdiction.

                  (b) The unpaid Taxes of Purchaser (i) did not, as of March 31, 2002, exceed the reserve for liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the financial statements (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the date of Closing in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (c) Except as set forth on SCHEDULE 3.14, to the Knowledge of Purchaser, no deficiencies for Taxes of Purchaser have been claimed, proposed or assessed by any taxing or other governmental authority with respect to any period for which said deficiency would not be barred by the applicable period of limitations. Except as set forth on SCHEDULE 3.14. Purchaser has received no notice of any pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Purchaser, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in an additional liability for Taxes with respect to Purchaser. There are no outstanding agreements or waivers by Purchaser that extend the statutory period of limitations applicable to any Taxes or Tax Returns.

                  (d) There are no Encumbrances for Taxes on any of Purchaser's Assets other than liens securing taxes, assessments and governmental charges not yet due and payable as of the date of Closing.

         SECTION 3.15. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its officers, directors, stockholders or Affiliates.

         SECTION 3.16. HSR. Purchaser is its own ultimate purchaser entity as the term "ultimate purchaser entity" as defined under the HSR Act and its implementing regulations. Purchaser's total assets are, and will be at the time of Closing, less than $100 million as determined in accordance with the HSR Act and its implementing regulations. Purchaser's annual net sales for the year ended December 31, 2001 were less than $100 million as determined in accordance with the HSR Act and its implementing regulations.

         SECTION 3.17. ENVIRONMENTAL MATTERS. To Purchaser's Knowledge, its current and previous use of the real property it leases and/or owns is in material compliance with all applicable Environmental Laws (including obtaining and compliance with all permits and approvals required thereunder). Purchaser has not received and is not aware of any other Person receiving any notice of any administrative, judicial or private party investigation, proceeding or action with respect to violations, alleged or proven, of applicable Environmental Laws by Purchaser or otherwise involving such real property.

                                   ARTICLE IV
                                    COVENANTS

         SECTION 4.1. APPOINTMENT OF DIRECTORS. As soon as practicable after the Closing, Purchaser shall appoint Thomas P. Sweeney III and Paul McKnight to the Purchaser's Board of Directors and such individuals (or their successors as specified by Seller) shall remain on the Purchaser's Board of Directors until such time when Seller no longer holds at least 1,000,000 shares of Purchaser Common Stock.

         SECTION 4.2.  TAX FILING AND COOPERATION PROVISIONS.

                  (a) Seller shall prepare and timely file all Tax Returns with respect to the Company or in respect of its businesses, assets or operations that are required to be filed prior to the date of Closing, and shall pay any Taxes with respect thereto (whether or not shown on such Tax Returns). Such Tax Returns will, to the extent permitted by applicable Tax law, be prepared on a basis consistent with past practice.


                  (b) Purchaser shall prepare and file all Tax Returns for all periods ending on or prior to the date of Closing which are not required to be filed before the date of Closing. Purchaser shall permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Not later than five business days prior to the due date for the payment of Taxes with respect to such Tax Returns, Seller shall pay Purchaser for Taxes of the Company with respect to such periods, except to the extent that such Taxes are reflected in the reserve for Tax liability shown on the face of the balance sheet of the Company on the date of Closing.

                  (c) Purchaser shall prepare and file any Tax Returns of the Company for periods which begin before the date of Closing and end after the date of Closing. Not later than five business days prior to the due date for the payment of such Taxes with respect to such Tax Returns, Seller shall pay Purchaser an amount equal to the portion of such Taxes which relates to the portion of such period ending on the date of Closing, except to the extent that such Taxes were previously paid or are reflected in the reserve for Tax liability shown on the face of the balance sheet of the Company on the date of Closing. In the case of any Taxes that are imposed on a periodic basis and are payable for such a period that includes (but does not end on) the date of Closing, the portion of such Tax that relates to the portion of such period ending on the date of Closing shall (i) in the case of any Taxes other than Taxes based on or related to income or receipts, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the date of Closing and the denominator of which is the entire number of days in the period, and (ii) in the case of any Tax based on or related to income or receipts be deemed equal to the amount which would be payable if the relevant period ended on the date of Closing.

                  (d) Seller shall be entitled to an amount equal to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods ending (or deemed to end pursuant to Section 4.2(c)) on or before the date of Closing to the extent that such Taxes were actually paid by Seller. Purchaser shall promptly notify Seller in writing of any Tax refund(s) received by or payable to the Company after the date of Closing in respect of periods ending before or on the date of Closing. Purchaser and the Company, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods beginning (or deemed to begin pursuant to Section 4.2(c)) after the date of Closing. Seller shall promptly notify Purchaser in writing of any Tax refund(s) in respect of such periods, to the extent that Seller receives notice of such refund(s). Purchaser shall, or shall cause the Company promptly to, forward to or reimburse Seller for any refunds (including any interest paid thereon) or credits due Seller after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds (including any interest paid thereon) or credits due Purchaser after receipt thereof. Purchaser and Seller agree that the Company shall not carry back in respect of any Tax Return any item of loss, deduction or credit which arises in respect of any taxable period ending after the date of Closing to any taxable period ending on or before the date of Closing.

                  (e) The Company, Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, Seller and the Company agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the date of Closing until the expiration of the statute of limitations (and, to the extent notified by the Company or Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser and Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (f) Purchaser, Seller and the Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         SECTION 4.3. CONSIDERATION ALLOCATION. Purchaser and the Seller agree to allocate the consideration received for the Subsidiary Shares, the Seller Software, the Other Software and the Seller Trademarks as set forth on EXHIBIT H hereto (the " Consideration Allocation"). After the Closing Date, neither Purchaser nor Seller shall (i) take any position in any Tax Return, report, or form or (ii) reach any settlement or agreement in respect of any Audit that, in either case, is inconsistent with the Consideration Allocation, unless such inconsistency is mandated by applicable Law. If such inconsistency is mandated by applicable law, the party taking such position shall provide timely and reasonable notice to the other party of such inconsistency and its effect on the Consideration Allocation.

         SECTION 4.4. REVENUES. It is the intention of the parties that the Purchaser shall receive all rights to and receive the benefit of the Revenues (as defined in Section 1.3(b) hereof) and the accounts receivable giving rise thereto. Accordingly, Seller agrees to immediately turn over to Purchaser any and all such accounts receivable which are received or collected by Seller after the date of Closing.

         SECTION 4.5. CERTAIN TERMINATION COSTS. In connection with certain termination agreements Seller agrees to pay to each of the individuals identified on SCHEDULE 4.5 the amount specified opposite such individual's name pursuant to the payment schedule described. Seller also agrees to pay (i) to Roderik Van Nieukerken any severance he might receive in connection with the termination of his employment with the Company and (ii) the Company's reasonable legal costs incurred in connection with such termination, to the extent that any such severance and legal costs in the aggregate do not exceed US$70,000; provided that Seller shall have the right to participate in or assume control of any legal action related to such termination and; provided, further, that neither Purchaser nor the Company may settle with Roderik Van Nieukerken without Seller's written consent (which consent shall not be unreasonably withheld or delayed).

         SECTION 4.6. GUARANTY. Seller currently guarantees the Company's obligations under its lease with B.N.P. Parabas Lease Group (the "BNP Lease"). Purchaser agrees to use its best efforts to replace Seller as guarantor of the Company's obligations under the BNP Lease and to have Seller released as a guarantor under the BNP Lease effective as of the date hereof. Purchaser hereby agrees to perform all of the obligations of the Company under the BNP Lease from and after the date hereof and further agrees to indemnify, defend and hold harmless Seller from and against all claims, losses, liabilities and demands arising on or the date hereof that are asserted against Seller to the extent resulting from or attributable to Seller's guaranty of the BNP Lease.

         SECTION 4.7. INCREASE IN AUTHORIZED CAPITAL STOCK. As soon as practicable after the date hereof, Purchaser shall take, and shall cause its stockholders to take, all necessary actions, including but not limited to amending Purchaser's certificate of incorporation, to increase the number of authorized shares of Purchaser Common Stock to at least 65,000,000. Purchaser shall reserve 6,000,000 of such shares of Purchaser Common Stock for issuance in connection with Section 1.3(b) hereof and the terms of the Warrants.

         SECTION 4.8. INTERCOMPANY INDEBTEDNESS. All of the Company's outstanding indebtedness to Seller shall be deemed to have been converted (the "Conversion") into capital stock of the Company (the "Conversion Shares") immediately prior to the Closing. The parties hereto shall cooperate and take all reasonable actions to document the Conversion. If, after the date hereof, the number of Conversion Shares is calculated to be greater than 15,316,989, any such shares in excess of 15,316,989 shall be deemed to be "Subsidiary Shares" transferred to Purchaser hereunder such that, after given effect to the Conversion, Purchaser shall own of record all of the outstanding capital stock of the Company. If, after the date hereof, the number of Conversion Shares is calculated to be less than 15,316,989, the share transfer form referred to in
Section 5.1(a) hereof and the stock registry of the Company shall be modified to reflect the actual number of Outstanding Shares. The parties hereto agree that Seller shall not be deemed to have breached Section 2.5 hereof if there is any post-Closing adjustment to the Outstanding Shares in connection with the Conversion.

                                    ARTICLE V
                               CLOSING DELIVERIES

         SECTION 5.1. DOCUMENTS TO BE DELIVERED AT CLOSING BY SELLER. At the Closing, Seller shall deliver to Purchaser the following:

                  (a) a share transfer form in respect of the Subsidiary Shares, signed by Seller and completed in the name of Purchaser;

                  (b) the Company's share registry;

                  (c) an executed copy of the Short-Form Stock Purchase
Agreement;

                  (d) letters of resignation of the officers of the Company;

                  (e) an executed copy of the Lock-Up Agreement;

                  (f) an assignment and assumption agreement with respect to the Seller Software, the Other Software, the Seller Trademarks, StorageTek Agreement and the US Reseller Agreements (the "Assignment and Assumption Agreement");

                  (g) an executed copy of the Registration Rights Agreement (the documents in clauses 5.1 (a), (c), (e), (f) and (g) collectively referred to as the "Seller Ancillary Documents");

                  (h) a certificate of Good Standing (or the equivalent thereof) of each of the Company and the Seller issued by their respective jurisdiction of formation, dated within 30 days of the Closing; and

                  (i) A certificate of Seller, dated as of the Closing, executed by the Secretary of Seller certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller's board of directors, authorizing and approving the execution of this Agreement and all other agreements to be expected and delivered by Seller hereunder or in connection herewith and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect.

         SECTION 5.2. DOCUMENTS TO BE DELIVERED AT CLOSING BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

                  (a) an executed copy of the Short-Form Stock Purchase
Agreement;

                  (b) a certificate representing 5,000,000 shares of Purchaser Common Stock;

                  (c) executed copies of the Warrants;

                  (d) an executed copy of the Lock-Up Agreement;

                  (e) an executed copy of the Assignment and Assumption
Agreement;

                  (f) an executed copy of the Registration Rights Agreement (the documents in clauses 5.2 (a), (c), (d), (e) and (f) collectively referred to as the "Purchaser Ancillary Documents");

                  (g) a certificate of Good Standing (or the equivalent thereof) of Purchaser issued by its jurisdiction of formation, dated within 30 days of the Closing; and

                  (h) A certificate of Purchaser, dated as of the Closing, executed by the Secretary of Purchaser certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller's board of directors, authorizing and approving the execution of this Agreement and all other agreements to be expected and delivered by Purchaser hereunder or in connection herewith and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect.

                                   ARTICLE VI
                          INDEMNIFICATION; ARBITRATION

         SECTION 6.1.  INDEMNIFICATION.

                  (a) Purchaser and its officers, directors and Affiliates (the "Purchaser Indemnified Parties") shall be indemnified and held harmless by the Seller against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Purchaser Loss" and collectively "Purchaser Losses") incurred by the Purchaser Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy of a representation or warranty of Seller contained in this Agreement or (ii) any failure by Seller to perform or comply with any covenant contained in this Agreement; provided that no Purchaser Indemnified Party shall be entitled to receive indemnification payments under clause (i) above with respect to any Purchaser Loss (other than those incurred as a result of any inaccuracy of a representation or warranty contained in
Section 2.3(c)(iv) of this Agreement) unless and until the aggregate deductible amount of the Purchaser Losses (excluding those incurred as a result of any inaccuracy of a representation or warranty contained in Section 2.3(c)(iv) of this Agreement)exceeds US$25,000; and PROVIDED FURTHER that no Purchaser Indemnified Party shall be entitled to receive indemnification payments under clause (i) above with respect to any inaccuracy of a representation or warranty contained in Section 2.3(c)(iv) of this Agreement unless and until the aggregate deductible amount of the Purchaser Losses incurred as a result of any inaccuracy of a representation or warranty of Seller contained in Section 2.3(c)(iv) of this Agreement exceeds US$50,000; and PROVIDED FURTHER that, Seller's aggregate liability for all Purchaser Losses incurred as a result of any inaccuracy of a representation or warranty contained in Section 2.3(c)(iv) of this Agreement shall not exceed US$150,000 and Seller's aggregate liability for all Purchaser Losses, including those incurred as a result of any inaccuracy of a representation or warranty contained in Section 2.3(c)(iv) of this Agreement, shall not exceed US$1,875,000; and PROVIDED FURTHER that, in determining the amount of any Purchaser Losses suffered by any Purchaser Indemnified Party which give rise to liability of Seller hereunder, there shall have been taken into account (x) the amount of any tax benefits actually realized by such Purchaser Indemnified Party attributable to such Purchaser Losses or derived therefrom in any period to and including the end of the taxable year following the year in which the Loss was incurred; and (y) the amount of any insurance benefits actually realized by such Purchaser Indemnified Party attributable to such Purchaser Losses or derived therefrom. The exclusive remedy of the Purchaser Indemnified Parties with respect to any and all Purchaser Losses shall be the return of shares of Purchaser Common Stock issued to Seller hereunder and any such returned shares shall each be deemed to have a value of US$0.375.

                  (b) Seller and its officers, directors and Affiliates (the "Seller Indemnified Parties") shall be indemnified and held harmless by Purchaser against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Seller Loss" and collectively "Seller Losses") incurred by the Seller Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy of a representation or warranty of Purchaser contained in this Agreement or (ii) any failure by Purchaser to perform or comply with any covenant contained in this Agreement; PROVIDED that the Seller Indemnifies Parties shall not be entitled to receive indemnification payments with respect to any Seller Loss under (i) above unless and until the aggregate deductible amount of the Seller Losses incurred by any Seller Indemnified Parties exceeds US$25,000; and PROVIDED FURTHER that, Purchaser's aggregate liability for all Seller Losses shall not exceed US$1,875,000, and PROVIDED FURTHER that, in determining the amount of any Seller Losses suffered by any Seller Indemnified Party which give rise to liability of Purchaser hereunder, there shall have been taken into account (x) the amount of any tax benefits actually realized by such Seller Indemnified Party attributable to such Seller Losses or derived therefrom in any period to and including the end of the taxable year following the year in which the Seller Loss was incurred; and (y) the amount of any insurance benefits actually realized by such Seller Indemnified Party attributable to such Seller Losses or derived therefrom.

                  (c) Notwithstanding anything to the contrary herein, Seller's indemnification obligations for Purchaser Losses incurred by the Purchaser Indemnified Parties directly or indirectly as a result of any inaccuracy of a representation or warranty of Seller contained in this Agreement shall terminate on July 31, 2003; provided that Seller's indemnification obligations for Purchaser Losses incurred by the Purchaser Indemnified Parties directly or indirectly as a result of any inaccuracy of a representation or warranty of Seller contained in Section 2.6, 2.10, 2.14, 2.15 or 2.19 of this Agreement shall terminate on December 31, 2003. Notwithstanding anything to the contrary herein, Purchaser's indemnification obligations for Seller Losses incurred by the Seller Indemnified Parties directly or indirectly as a result of any inaccuracy of a representation or warranty of Purchaser contained in this Agreement shall terminate on July 31, 2003.

                  (d) Notwithstanding anything to the contrary herein, the existence of this Article VI and of the rights and restrictions set forth herein do not limit any legal remedy for claims based on fraud.

                  (e) Any claim for the recovery of Seller Losses or Purchaser Losses shall be made by giving notice thereof in accordance with Section 7.6 and, in the case of Purchaser Losses and Seller Losses incurred directly or indirectly as a result of any inaccuracy of a representation or warranty herein, such notice shall be given prior to July 31, 2003; provided that in the case of Purchaser Losses incurred directly or indirectly as a result of any inaccuracy of a representation or warranty contained in Section 2.6, 2.10, 2.14, 2.15 or
2.19 of this Agreement such notice shall be given prior to December 31, 2003.

                  SECTION 6.2 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute"), shall be settled by binding arbitration. Any such arbitration proceeding shall be conducted by one arbitrator mutually agreeable to Seller and Purchaser. In the event that within 45 days after submission of any Dispute to arbitration, Seller and Purchaser cannot mutually agree on one arbitrator, Seller and Purchaser shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in New York City under the rules then in effect of Judicial Arbitration and Mediation Services. The substantially non-prevailing party shall pay all expenses relating to the arbitration, including without limitation, the respective expenses of each party, the fees of each arbitrator and applicable administrative fees.

                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

         SECTION 7.1. EXPENSES. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby; provided that Purchaser shall pay all transfer taxes in connection with the transfer of the Subsidiary Shares, the Seller Software, the Other Software, the US Reseller Agreements and the Seller Trademarks, including any and all taxes under French law.

         SECTION 7.2. PRESS RELEASES. Purchaser and Seller shall collaborate with respect to issuing a press release announcing the transactions contemplated by this Agreement; PROVIDED that Purchaser retains the right to issue any press release that in Purchaser's judgment is required by any Law.

         SECTION 7.3. CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement and the other agreements referred to or contemplated herein and the letter agreement dated June 18, 2002 concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

         SECTION 7.4. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         SECTION 7.5.  DEFINITIONS.

                  As used in this Agreement the terms set forth below shall have the following meanings:

                  (a) "Affiliate" of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common Control with such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

                  (c) "Business" means, with respect to any Person, the business of such Person as currently conducted.

                  (c) "Business Day" means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the States of Colorado, New Jersey, Nevada or Delaware.

                  (d) "Closing" means the closing of the transactions contemplated by this Agreement on the date hereof following the execution of this Agreement.

                  (e) "Copyrights" mean U.S. and foreign registered copyrights and U.S. and foreign unregistered copyrights in materials that are material to the conduct of the business (including those in computer software and databases), and all registrations and applications to register the same.

                  (f) "Encumbrances" mean Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

                  (g) "Governmental Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                  (h) "Intellectual Property" means all of the following:
Trademarks, Patents, Patent Applications, Copyrights, Software, Know-How, and Trade Secrets.

                  (i) "Know-How" means the information reasonably necessary to utilize the Intellectual Property to conduct the Business.

                  (j) "Knowledge" means, with respect to any Person, the actual knowledge of any of the officers of such Person as of the date hereof.

                  (k) "Laws" mean all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

                  (l) "Lien" means any mortgage, pledge, lien, security interest, conditional or installment.

                  (m) "Material Adverse Effect" means, with respect to any Person, a material adverse impact or effect (other than arising in connection with any impact or effect on the applicable industry or market generally) on (a) the business, operations, assets, liabilities, or condition (financial or otherwise) of such Person which effect either individually or when aggregated with other such effects, is adverse and material.

                  (n) "Ordinary Course of Business" means all actions taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (iii) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business and the same stage of development as such Person.

                  (o) "Patent Applications" mean all U.S. and foreign patent applications, and any and all provisionals, divisions, continuations, continuations-in-part, reissues, reexaminations, extensions thereof, any counterparts claiming priority therefrom and like statutory rights.

                  (p) "Patents" mean issued U.S. and foreign patents, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom and like statutory rights.

                  (q) "Permitted Encumbrances" mean (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles in the United States or France; (ii) such minor encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties, which do not materially interfere with the use, occupation and enjoyment of the property subject to the Lien by and in connection with the applicable business; (iii) Liens incurred in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security; and (iv) Liens that do not materially detract from the value or impair the use of the Asset in question.

                  (r) "Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

                  (s) "Software" means a set of statements or instructions to be used directly or indirectly in a computer to bring about certain results.

                  (t) "Software Documentation" shall mean all records, technical and descriptive materials, documentation and procedures (including computerized records, if any) existing and relating to the creation, acquisition, design, development, programming, enhancement, modification, translation or other manipulation, operation, use or maintenance of any Software

                  (u) "Subsidiary" of a Person means any corporation, partnership, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (ii) is a general partner.

                  (v) "Tax" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

                  (w) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  (x) "Trademarks" mean U.S. and foreign registered trademarks, service marks, trade names and logos and U.S. and foreign unregistered trademarks, service marks, trade names and logos that are material to the conduct of the Business and all registrations and applications to register the same.

                  (y) "Trade Secrets" mean trade secrets as defined in the Uniform Trade Secrets Act including business information as defined by applicable local Law.

         SECTION 7.6. NOTICES. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or by nationally recognized overnight courier or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 7.6) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

                   If to Seller:

                            ManagedStorage International, Inc.
                            12303 Airport Way, Suite 250

                            Broomfield, CO  80021
                            Facsimile number: 720-566-5001
                            Attn:  Reed Guest, Esq.

                   with a copy to:

                            Hogan & Hartson L.L.P.
                            1470 Walnut, Suite 200
                            Boulder, CO  80302-5341
                            Facsimile number:  720-406-5301
                            Attn:  Patrick Perrin, Esq.

                   If to Purchaser:

                            Front Porch Digital, Inc.
                            20000 Horizon Way, Suite 120
                            Mt. Laurel, New Jersey  08054
                            Facsimile number:  856-439-9960
                            Attn:  Don Maggi

                   with a copy to:

                            Pryor Cashman Sherman Flynn LLP
                            410 Park Avenue
                            New York, New York  10022
                            Facsimile number:  212-326-0806
                            Attn:  Eric Hellige, Esq.

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

         SECTION 7.7. AMENDMENT. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

         SECTION 7.8. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado as applied to contracts made and fully performed in such state.

         SECTION 7.9. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

         SECTION 7.10. SEVERABILITY. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

         SECTION 7.11. SECTION HEADINGS. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 7.12. SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement

         SECTION 7.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company and Purchaser may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                                              STOCK AND ASSET PURCHASE AGREEMENT
                                                                  BY AND BETWEEN
                                             MANAGED STORAGE INTERNATIONAL, INC.
                                                                             AND
                                                        FRONT PORCH DIGITAL INC.
                                                                  SIGNATURE PAGE


                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Stock and Asset Purchase Agreement as of the date first above written.

                                         MANAGEDSTORAGE INTERNATIONAL, INC.



                                         By:  /s/ Thomas P. Sweeney
                                              ----------------------------------

                                         Its: Chief Executive Officer





                                         FRONT PORCH DIGITAL INC.



                                         By:  /s/ Don Maggi
                                              ----------------------------------

                                         Its: Chief Executive Officer